 Exhibit 16.1

MaloneBailey LLP

Certified Public Accounting Firm

December 15, 2017

U.S. Securities and Exchange Commission 450 Fifth Street, N.W.

Washington, DC 20549

RE: Dynaresource, Inc.

File No.: 000-30371

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission December 18, 2017 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

/s/ MaloneBailey LLP

   MaloneBailey, LLP

   www.malonebailey.com

   Houston, Texas